SUBSIDIARIES OF LIQUIDITY SERVICES, INC.
The following is a list of subsidiaries of Liquidity Services, Inc., the names under which such subsidiaries do business, and the state or country in which each was organized as of December 6, 2017. The list does not include subsidiaries which would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Company	Jurisdiction of Organization
Liquidity Services, LTD.	United Kingdom
GovDeals, Inc.	Delaware
TruckCenter.com, LLC	Delaware
Asset Recovery Division, LLC(1)	Delaware
Liquidity Services Top Retail, LLC (formerly known as Jacobs Trading, LLC)(2)	Delaware
LSI Liquidity Services Canada Ltd.(3)	Canada
IronDirect LLC(4)	Delaware

(1) Asset Recovery Division, LLC is a subsidiary of Surplus Acquisition Venture, LLC

(2) Liquidity Services Top Retail, LLC (f/k/a Jacobs Trading, LLC) is a subsidiary of Surplus Acquisition Venture, LLC

(3) LSI Liquidity Services Canada Ltd. is a subsidiary of Liquidity Services, LTD

(4) IronDirect LLC is a subsidiary of Surplus Acquisition Venture, LLC